U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
________________________________________________________________________________
1.   Name and Address of Reporting Person*

 Cohen                               Paul
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   (Last)                           (First)             (Middle)
 15 Majestic Drive
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                                    (Street)
Dix Hills                          New York             11746
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   (City)                           (State)              (Zip)
Intelli-Check, Inc  (IDN)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

________________________________________________________________________________
4.   Statement for Month/Year

December 3, 2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)

________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [ ]  10% Owner
     [ ]  Officer (give title below)           [ ]  Other (specify below)

Title if applicable:
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [ ]  Form filed by more than one Reporting Person
________________________________________________________________________________

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                               6.
                                                                 4.                              5.            Owner-
                                                                 Securities Acquired (A)         Amount of     ship
                                                    3.           or Disposed of (D)              Securities    Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially  Direct    Nature of
                                      2.            Code         ------------------------------  Owned at End  (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month      Indirect  Beneficial
Title of Security                     Date          ------------   Amount        or     Price    (Instr. 3     (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)        (Instr.4) (Instr. 4)
-----------------------------------------------------------------------------------------------------------------------------------

Common Stock, $.01 par value           12/03/02       S               1,000       D      $8.25
                                       12/03/02       S               1,000       D      $8.25               I            **Held By
                                                                                                                          Spouse

                                                                                                  77,500     D
                                                                                                  49,000     I            **Held By
                                                                                                                          Spouse
                                                                                                   2,500     I            **Held by
                                                                                                                          Daughter
=================================================================================================================================
Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
     +If the form is filed by more than one reporting person, see Instruction 4(b)(v).
                    *These sales were made by Investec Ernst as Pledgee of Mr. Cohen's shares.
   **Mr. Cohen disclaims beneficial ownership of these shares.

                                                                        (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

==================================================================================================================================
                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr. (Instr.
(Instr. 3)          ity      Year)   Code  V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
-----------------------------------------------------------------------------------------------------------------------------------
Rights               S8.50   12/03/02  D              200

Options(Right to Buy$2.80    07/15/02  A       45,000        *Current     07/15/07 Common   45,000
                                                                                   Stock
Options(Right to Buy)$2.80   07/15/02  A        1,500         Current     07/15/07 Common    1,500
                                                                                   Stock
Rights               $8.50      12/01  A          400         Current     04/04/03 Common      400
                                                                                   Stock
Rights               $8.50   10/05/01  A       5,150#         Current     04/04/03 Common   5,150#                     I
                                                                                   Stock
Rights               $8.50   11/13/01  A        6,038         Current     04/04/03 Common    6,038
                                                                                   Stock
Rights               $8.50   10/05/01  A        4,762         Current     04/04/03 Common    4,762
                                                                                   Stock
Options(Right to Buy)$3.00   06/25/98  A       15,000         Current     08/25/03 Common   15,000
                                                                                   Stock
Options(Right to Buy)$3.00   08/16/99  A       45,000         Current     08/16/04 Common   45,000
                                                                                   Stock
Warrants             $3.00      09/99  A        2,500                        11/04 Common    2,500
                                                                                   Stock
Options(Right to Buy)$12.125 03/13/00  A        3,000         Current     03/13/05 Common    3,000
                                                                                   Stock
Options(Right to Buy)$8.75   07/13/00  A        1,500         Current     07/13/05 Common    1,500
                                                                                   Stock
Options(Right to Buy)$10.15  07/11/01           1,500                     07/11/06 Common    1,500           131,350   D
===================================================================================================================================

Explanation of Responses:
EXPLANATION  OF  RESPONSES:
#  THESE  RIGHTS  ATTACH TO THE SHARES OWNED BY MR. COHEN'S SPOUSE AND DAUGHTER.
MR.  COHEN  DISCLAIMS  BENEFICIAL  OWNERSHIP  OF  THESE  RIGHTS  AND  THE SHARES
UNDERLYING  THEM.
UPON  A  TRANSFER  OF SHARES TO WHICH THE RIGHTS ATTACH THE RIGHTS ARE NO LONGER
EXERCISABLE.
*CURRENTLY  EXERCISABLE  TO  THE  EXTENT  OF  15,000,  WITH AN ADDITIONAL 15,000
BECOMING  EXERCISABLE  ON  EACH  OF  THE  NEXT
TWO  ANNIVERSARIES  OF THE DATE OF GRANT PROVIDED THE REPORTING PERSON REMAINS A
MEMBER  OF  THE  BOARD  OF  DIRECTORS.
**INTENTIONAL  MISSTATEMENTS  OR  OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL
VIOLATIONS.                                                                          /S/  PAUL  COHEN              December 5,2002
SEE  18  U.S.C.  1001  AND  15  U.S.C.  78FF(A).                                 --------------------------------- --------------
                                                                                    ***SIGNATURE OF REPORTING PERSON     DATE
                                                                                    PAUL COHEN
***THE  DISPOSAL OF THESE RIGHTS WAS DUE TO SALES OF SHARES BY INVESTEC ERNST AS
PLEDGEE  OF  MR.  COHEN'S  SHARES
NOTE:  FILE  THREE  COPIES  OF  THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED.
IF  SPACE  PROVIDED  IS  INSUFFICIENT,  SEE  INSTRUCTION  6  FOR  PROCEDURE.
POTENTIAL  PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED
IN  THIS  FORM  ARE  NOT
REQUIRED  TO  RESPOND  UNLESS  THE  FORM  DISPLAYS A CURRENTLY VALID OMB NUMBER.



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